Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into as of June 30, 2011 (the "Effective Date"), by and between TITAN IRON ORE CORP incorporated in the State of Nevada (the "Company"), and Andrew A. Brodkey an individual citizen of the USA, and resident in the State of Arizona, (the "Executive").

WHEREAS, the Company desires to employ the Executive as of the Effective Date and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

1.      Employment and Duties.  During the Employment Period (as defined in paragraph 2 below), the Executive will serve as President and Chief Executive Officer of the Company.  The duties and responsibilities of the Executive shall include the duties and responsibilities for the Company's corporate and administration offices and positions as set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as the Board of Directors of the Company may from time to time reasonably assign to the Executive.  The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

2.      Employment Period.

(a)      Basic Rule.  The employment period shall begin upon the Effective Date and shall continue thereafter for two years with automatic renewals for  similar two year periods, at the end of each two year period, subject to the terms of paragraphs  4 being renegotiated within 60 day of the end of any two year period or unless terminated by written notice, as provided below, by  either party prior to the end of any  two year period (the "Employment Period") or unless sooner terminated pursuant to the provisions of this Agreement.

(b)      Early Termination.  The Company may terminate the Executive's employment prior to the end of the Employment Period by giving the Executive 60 days' advance notice in writing.  If the Company terminates the Executive's employment prior to the end of the Employment Period for any reason other than Cause or Disability, both as defined below, or if the Executive terminates his employment for Good Reason, as defined below, the provisions of paragraph 10(ii), shall apply.  The Executive may terminate his employment prior to the end of the Employment Period by giving the Company 60 days' advance written notice.  If the Executive terminates his employment prior to the end of the Employment Period other than for Good Reason, the provisions of paragraph 10(i) shall apply.  Upon termination of the Executive's employment with the Company, the Executive's rights under any applicable incentive Stock Option Plan or other benefit plans, if any shall be determined under the provisions of those plans.  Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this subparagraph 2(b).

(c)      Death.  The Executive's employment shall terminate in the event of his death.  The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive's death, or for periods following the Executive's death, except that the Company's obligations under paragraphs 6 and 10(ii) to pay severance pay shall apply.  The Executive's rights under any applicable incentive Stock Option Plan or other benefit plans, if any, of the Company in the event of the Executive's death shall be determined under the provisions of those plans.

(d)      Cause.  The Company may terminate the Executive's employment for Cause by giving the Executive 30 days' advance notice in writing.  For all purposes under this Agreement, "Cause" shall mean (i) following delivery to Executive of a written demand for performance from Company, which describes the basis for Company's belief that Executive has not substantially performed his duties, Executive's continued willful violation of Executive's obligations to the Company, which are demonstrably willful and deliberate on Executive's part for a period of thirty (30) days after written notice thereof, (ii) Executive being convicted of a felony involving moral turpitude, (iii) Executive willfully breaching any material term of this Agreement or any other agreement with the Company, which continues uncured for a period of thirty (30) days after written notice, or (iv) without the consent of the Company, or as otherwise provided for herein,  Executive's commencement of employment with another employer while he is an employee of the Company .  No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.  No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective.  The Executive's rights under any applicable incentive Stock Option Plan or other benefit plans, if any, of the Company shall be determined under the provisions of those plans.

(e)      Disability.  The Company may terminate the Executive's employment for Disability by giving the Executive 30 days' advance notice in writing.  For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than four (4) consecutive months as the result of his incapacity due to physical or mental illness.  In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subparagraph (e) becomes effective, the notice of termination shall automatically be deemed to have been revoked.  No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective.  The Executive's rights under any applicable incentive or benefit plans of the Company shall be determined under the provisions of those plans.

(f)      Good Reason.  Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate his employment for Good Reason and thereupon become entitled to the benefits of paragraphs 10(ii) below, if, before the end of the Employment Period, one or more of the following events shall occur:

(i)       the relocation of the Executive to a facility or a location more than 50 miles from the Executive's then present employment location, without the Executive's express written consent; or

(ii)      the failure of the Company to obtain the unqualified assumption of this Agreement by any successor upon a Change of Control. For purposes  hereof,  the term "Change of Control"  shall mean an event or series of events that would be required to be  described as a change in control of the  Company in a proxy or information  statement  distributed by the Company under existing United States securities laws or those which may hereafter be promulgated or otherwise adopted.

 Notwithstanding  anything  contained  in this  Section to the contrary, a "Change of Control" shall be deemed to occur upon

                   (a) (i) the sale of all or substantially all of the Company's assets or (y) a merger (including a merger in which the Company is the surviving corporation) or consolidation of the Company with one or more corporations or entities, as a result of which in each such case the Company's voting securities outstanding immediately before such sale, merger or consolidation represent less than 50% of the combined voting power of voting securities of the Company or the surviving entity outstanding immediately after such sale, merger or consolidation; or

                   (a) (ii) any "person", as such term is used under United States securities laws or persons acting in concert become the "beneficial owner" or "beneficial owners" (as defined under United States securities laws) directly or indirectly, of the Company's securities representing more than 50% of the combined voting power of the Company's then outstanding securities, pursuant to a plan of such person or persons to acquire such a controlling interest in the Company, whether pursuant to a merger (including a merger in which the Company is the surviving corporation), an acquisition of securities or otherwise, except that this Section shall not apply to any person who provides financing to the Company or any of their affiliates, pursuant to a private placement transaction or otherwise; and

              (b) a  transaction  shall not  constitute  a Change of  Control if its sole purpose is to change the state of the Corporation's incorporation or to create a holding company that will be owned in substantially  the same proportions by the persons  who  held  the  Corporation's   securities   immediately   before  such transaction; or

(iii)     A material breach by the Company of the terms of this Agreement.

3.      Place of Employment.  The Executive's services shall be performed at the Company's offices to be established in Tucson, Arizona, at which locale the Company will provide the Executive with adequate working facilities.  The parties acknowledge, however, that the Executive may be required to travel in connection with the performance of his duties hereunder.

4.      Base Salary and Stock Grants.  For all services to be rendered by the Executive pursuant to this Agreement, the Company agrees to pay the Executive during the Employment Period a base salary (the "Base Salary") at a monthly rate of US$15,000.  The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.  The Company agrees to review the Base Salary at least annually as of the payroll payment date nearest each anniversary of the Effective Date (beginning in 2012) and to make such increases therein as the Board of Directors may approve.  The Executive shall also be entitled to receive 2.4 million common shares of the Company pursuant to the Company’s Stock Option and Stock Award Plan (the “Stock Plan”), which shares shall vest at the rate of 200,000 shares per month commencing on the date of the grant of shares until fully vested. The Company and its Directors undertake to create, authorize, and submit to shareholders for approval (if necessary) the Stock Plan to the extent that it is not already in existence, and to facilitate the award of common shares to the Executive as described hereunder.

5.      Expenses.  The Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other business expenses incurred by the Executive during the Employment Period (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that the Executive shall properly account for such expenses in accordance with Company policies and procedures.  The parties agree that for purposes of this paragraph, the Executive's air travel shall be coach class domestically and business class internationally or on any flight of four hours or more.

6.      Severance Benefits. The Executive shall be entitled to one (1) month’s severance pay for each one month of service up to a maximum of two (2) year’s wages .

7.      Other Benefits.  To the extent that benefit plans are implemented and made available to officers or employees of the Company, the Executive shall participate in employee incentive, bonus, pension, profit sharing, deferred compensation, stock appreciation or stock purchase, health, welfare and disability plans, or other benefit plans or other programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto.

8.         Vacations and Holidays.  The Executive shall be entitled to five weeks of paid vacation (to be taken at the Executive’s discretion, so long as not inconsistent with the reasonable business needs of the Company) and Company holidays in accordance with the Company's policies in effect from time to time for its senior executive officers.  During said holidays and vacations, the Executive shall be available by phone or email or will have delegated to a person on the Company’s Board of Directors or otherwise directly or indirectly employed by the Company who will accept the Executive’s responsibilities during the Executive’s absence.

9.      Other Activities.  The Executive shall devote a sufficient portion of his working time and efforts to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness.  It is agreed that the  Executive will be permitted to devote a reasonable amount of his business time to his duties as President and CEO of Zoro Mining Corp., Pacific Copper Corp. and Pan American Lithium Corp. The Company waives any conflict of interest presented by the Executive’s acting as President and CEO of Zoro Mining Corp., Pacific Copper Corp. and Pan American Lithium Corp.

10.    Severance Benefits.  In the event the Executive's employment terminates prior to the end of the Employment Period, following shall apply;

(i)           In the event the Executive’s employment is terminated by the Company, for Cause, for Disability or the Executive terminates  the Agreement for other than Good Reason, the Executive shall not be entitled to any Severance and the Company shall have no further liability to the Executive,

(ii)          In the event the Executive’s employment is terminated for any reason other than as set out in (i) above or the Executive terminates his employment for Good Reason then the Executive shall be entitled to Severance benefits as described in paragraph 6 of this Agreement. In addition, the  Company shall  maintain  in full force and effect,  for the  continued benefit  of the  Executive  for the  number of years  (including  partial  years) remaining in the term of employment  hereunder,  all employee  benefit plans and programs in which the Executive was entitled to participate  immediately prior to the date of termination,  provided that the Executive's  continued  participation is possible under the general terms and  provisions of such plans and programs.

11.    Proprietary Information.  During the Employment Period and thereafter, the Executive shall not, without the prior written consent of the Board of Directors, or except as otherwise required by law, regulation or rule of any applicable regulatory authority or stock exchange, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company including drilling results, results of exploration programs, information about investments in the Company and/or potential investments, information about business combinations and transactions, information about the Company’s investors and other information that has not been released to the public or is not publicly known about the Company and its subsidiaries.  Any disclosure of Confidential Information shall only be in compliance with the Company’s Corporate Governance Manual and Company policy in effect at the time of the release.

12.    Non-Compete.  The Executive covenants and agrees with the Company that during his employment with the Company and for a period expiring one (1) year after the date of termination of such employment (the "Noncompetition Period"), he will not engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive's name or any similar name to, lend the Executive's credit to, or render services or advice to, any company in the iron ore  exploration mining business, however, that the Executive may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Canadian Securities laws. The Executive’s interests in Zoro Mining Corp., Pacific Copper Corp. and Pan American Lithium Corp. are exempted from this covenant.

13.    Right to Advice of Counsel.  The Executive acknowledges that he has consulted with counsel and is fully aware of his rights and obligations under this Agreement.

14.    Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Tucson, Arizona, in accordance with the rules of the American Arbitration Association then in effect by an arbitrator selected by both parties within 10 days after either party has notified the other in writing that it desires a dispute between them to be settled by arbitration.  In the event the parties cannot agree on such arbitrator within such 10-day period, each party shall select an arbitrator and inform the other party in writing of such arbitrator's name and address within 5 days after the end of such 10-day period and the two arbitrators so selected shall select a third arbitrator within 15 days thereafter; provided, however, that in the event of a failure by either party to select an arbitrator and notify the other party of such selection within the time period provided above, the arbitrator selected by the other party shall be the sole arbitrator of the dispute.  Each party shall pay its own expenses associated with such arbitration, including the expense of any arbitrator selected by such party and the Company will pay the expenses of the jointly selected arbitrator.  The decision of the arbitrator or a majority of the panel of arbitrators shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereover.  Punitive damages shall not be awarded.  The arbitrator shall be authoried to order specific performance or other equitable relief in the event that the Executive breaches this agreements under Section 11 or 12 hereof.

15.    Absence of Conflict. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship except as provided for herein.

16.    Assignment.  This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns.  This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity; except that the Company may assign this Agreement to any of its affiliates or wholly-owned subsidiaries, provided, that such assignment will not relieve the Company of its obligations hereunder.  If the Executive should die while any amounts are still payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

17.    Notices.  For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Andrew A. Brodkey
4960 N. Camino Antonio
Tucson, Arizona 85718

If to the Company:	Titan Iron Ore Corp
4320 – 196 Street, S.W., #111
Lynwood, Washington 98036

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.  Such notices or other communications shall be effective upon delivery or, if earlier, three days after they have been mailed as provided above.

18.    Integration.  This Agreement and the Exhibit hereto represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements whether written or oral.  No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

19.    Waiver.  Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof.  Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

20.    Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21.    Headings.  The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

22.    Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Arizona.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.  The Company shall be responsible to provide each party to the Agreement, a fully executed copy once all signatures have been received.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

TITAN IRON ORE CORP

By	/s/ Jodi Henderson

Corporate Secretary (name and title)

EXECUTIVE:

/s/ Andrew A. B rodkey

Andrew A. Brodkey